Exhibit 99.1

Robert E. Knowling Jr. Joins K12 Inc. Board of Directors

School leadership program innovator brings education and business expertise to K12 Board

HERNDON, Va.—(BUSINESS WIRE)—Jan. 11, 2018— K12 Inc. (NYSE: LRN), a technology-based education company and leading provider of proprietary curriculum and online school programs for students in pre-K through high school, is pleased to announce that Robert E. Knowling Jr. has been elected to the company’s Board of Directors. The addition continues to strengthen K12’s Board experience in education, technology and business.

“Bob’s work in developing school leaders for the NYC Public School System was both groundbreaking and continues to be highly impactful to this day,” said Nate Davis, Executive Chairman of the K12 Inc. Board of Directors. “His passion for education, combined with his business expertise, will add depth and insight to our Board as we execute on our mission to transform learning for every student served.”

Knowling is Chairman of Eagles Landing Partners, which specializes in helping senior management formulate strategy, lead organizational transformations, and re-engineer businesses. Earlier in his career he served as Chief Executive Officer of the NYC Leadership Academy, an independent non-profit corporation created by Chancellor Joel I. Klein and Mayor Michael R. Bloomberg that is chartered with developing the next generation of principals in the New York City public school system.

“I am honored to join a Board that has shown a commitment to investing in great school leaders as evidenced by its recent investment in a landmark partnership with Southern New Hampshire University, to create a center of excellence in online instruction,” said Knowling. “K12 is at the forefront of developing a personalized learning experience that can be made available for any student across the nation, and I am excited to be part of this education revolution.”

Knowling has also held roles as Chief Executive Officer of Telwares, Chairman and Chief Executive Officer of SimDesk Technologies, Inc. and Chairman, President and Chief Executive Officer of Covad Communications. He was awarded the Wall Street Project’s Reginald Lewis Trailblazers Award by President Clinton and the Reverend Jesse Jackson in 1999.

Knowling serves on the board of directors for Roper Industries in Sarasota, Florida; and Convergys, in Cincinnati, Ohio. He received a Bachelor of Arts degree in theology from Wabash College and a Masters of Business Administration from Kellogg School of Management, Northwestern University.

About K12 Inc.

K12 Inc. (NYSE: LRN) is driving innovation and advancing the quality of education by delivering state-of-the-art, digital learning platforms and technology to students and school districts across the globe. K12’s curriculum serves over 2,000 schools and school districts and has delivered millions of courses over the past decade. K12 is a company of educators providing online and blended education solutions to charter schools, public school districts, private schools, and directly to families. The K12 program is offered through more than 70 partner public schools, and through school districts and public and private schools serving students in all 50 states and more than 100 countries. More information can be found at K12.com.

Source: K12 Inc.

K12 Inc.

Press Contact:
Mike Kraft, 571-353-7778
VP Finance and Communications
mkraft@k12.com